Exhibit 4.3.1

THIRD AMENDED AND RESTATED VOTING AGREEMENT

THIS THIRD AMENDED AND RESTATED VOTING AGREEMENT (this “Agreement”) is made and entered into as of October 28, 2011 by and among WhaleShark Media, Inc., a Delaware corporation (formerly known as Whale Shark Media, Inc.) (the “Company”), those holders of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), or options to acquire Common Stock set forth on Exhibit A attached to this Agreement (together with any other person who becomes a party hereto as a Common Stockholder pursuant to Sections 2.5 or 2.6, individually, a “Common Stockholder,” and collectively, the “Common Stockholders”), and the holders of the Company’s Series B-1 Preferred Stock, par value $0.001 per share (“Series B-1 Preferred Stock”), Series B-2 Preferred Stock, par value $0.001 per share (“Series B-2 Preferred Stock,”), Series B-3 Preferred Stock, par value $0.001 per share (“Series B-3 Preferred Stock”), Series BB-3 Preferred Stock, par value $0.001 per share (“Series B-4 Preferred Stock”) and Series B-4 Preferred Stock, par value $0.001 per share (“Series B-4 Preferred Stock,” and together with the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock and Series BB-3 Preferred Stock, collectively “Preferred Stock”) as set forth on Exhibit B attached to this Agreement (together with any other person who becomes a party hereto as an Investor pursuant to Sections 2.5 or 2.6, individually, an “Investor,” collectively, the “Investors,” and together with the Common Stockholders, the “Stockholders”).

The Company and certain of the Stockholders are parties to the Second Amended and Restated Voting Agreement dated November 24, 2010, as amended (the “Original Agreement”).

The Original Agreement may be amended according to Section 5.3 with the written agreement of (i) the Company, (ii) Common Stockholders holding a majority of the shares of Common Stock then outstanding, and (iii) the Investors holding (a) a majority of the shares of Series B-1 Preferred Stock then outstanding and (b) at least 65% of the shares of Series B-2 Preferred Stock then outstanding; and the parties hereto constitute the required parties to amend and restate the Original Agreement.

The Company and the certain of the Investors are parties to the Series B-3/BB-3 Preferred Stock Purchase Agreement dated as of the date of this Agreement (as amended or otherwise modified from time to time, the “Purchase Agreement”), pursuant to which the Company has agreed to sell, and certain of the Investors have agreed to purchase, shares of the Company’s Series B-3 Preferred Stock and Series BB-3 Preferred Stock.

The Investors’ obligations under the Purchase Agreement are conditioned upon the execution and delivery of this Agreement.

The parties to this Agreement deem it in their best interests to set forth certain rights of the Stockholders and desire to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth in this Agreement, the parties to this Agreement agree as follows:

Section 1	DEFINITIONS.

Terms defined in the Purchase Agreement and not otherwise defined in this Agreement are used in this Agreement with the same meaning as defined in the Purchase Agreement.

Section 2	VOTING AGREEMENT.

2.1 Stockholder Shares. The Stockholders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date of this Agreement and any and all other shares of voting capital stock of the Company legally or beneficially held or acquired by each of the Stockholders after the date of this Agreement (collectively, the “Stockholder Shares”) subject to, and to vote the Stockholder Shares in accordance with, the provisions of this Agreement.

2.2 Board of Directors.

(a) Number. From and after the date of this Agreement, each Stockholder shall vote all Stockholder Shares over which such Stockholder has voting control and which such shares have the power to vote for members of the Board of Directors of the Company (the “Board”), and shall take all other necessary or desirable actions within his, her, or its control (whether in his, her, or its capacity as a stockholder, director, or officer of the Company or otherwise), including, without limitation, calling meetings, attending meetings, executing a proxy to vote at any meeting and executing written consents, in order to ensure that the size of the Board shall be set at eight, and to cause the election to the Board of:

(i) Series B-1 Directors. Two representatives designated by Austin Ventures, who initially shall be C. Thomas Ball and Philip Siegel;

(ii) Common Director. One representative designated by the holders of a majority of the outstanding shares of Common Stock, who shall be Chief Executive Officer of the Company, who initially shall be G. Cotter Cunningham;

(iii) Series B-2 Directors. Two representatives designated by Norwest Venture Partners, who initially shall be Jeff Crowe and Josh Goldman;

(iv) Series B-3 Director. One representative designated by Institutional Venture Partners, who initially shall be Jules Maltz; and

(v) Outside Directors. Two representatives designated by mutual agreement of the Series B-1 Directors, Series B-2 Directors and Series B-3 Director, neither of whom shall be an employee of the Company or any of the Investors, one of who initially shall be Brian Sharples and one of which seats shall initially be vacant.

(b) Failure to Designate a Board Member. In the absence of any designation from the persons or groups with the right to designate a director as specified above, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

(c) Removal. A representative designated as provided in Section 2.2(a) above may be removed during his or her term of office, with or without cause, only by the affirmative vote or consent of the person or persons entitled to designate such representative. Upon such vote or consent, the parties to this Agreement shall cause such designated representative to be removed from the Board.

(d) Vacancies. If any representative designated as provided in Section 2.2(a) above for any reason ceases to serve as a member of the Board during his or her term of office, the parties to this Agreement shall cause the resulting vacancy to be filled by a representative designated as provided above by the respective person or persons entitled to designate such representative.

(e) Amendment. Subject to the Company’s certificate of incorporation, the size of the Board may be subsequently increased or decreased only pursuant to an amendment to this Agreement in accordance with Section 5.3 of this Agreement.

(f) Expenses. The Company shall reimburse all persons serving as directors or observers for their actual and reasonable out-of-pocket expenses incurred in attending meetings of the Board and all committees of the Board and otherwise incurred in fulfilling their duties as directors.

(g) Indemnification Agreements. At the date of the Closing of the Purchase Agreement and on each later date that a director is first elected or appointed to the Board, the Company shall enter into an indemnification agreement in substantially the form attached to this Agreement as Exhibit C with each director of the Company who is elected or appointed to the Board on such date.

2.3 Vote to Increase Authorized Common Stock. Each Stockholder agrees to vote or cause to be voted all Stockholder Shares owned by such Stockholder, or over which such Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Preferred Stock outstanding at any given time.

2.4 Legends on Stock Certificates. The certificates representing Stockholder Shares shall bear the following legend (together with any other legends required by separate agreement and applicable laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING LIMITATIONS AND RESTRICTIONS SET FORTH IN A VOTING AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS. BY ACCEPTING ANY INTEREST IN SUCH SHARES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BE BOUND BY ALL OF THE PROVISIONS OF THE VOTING AGREEMENT, INCLUDING THE RESTRICTIONS SET FORTH THEREIN.

The Company agrees that, during the term of this Agreement, it shall not remove, and it shall not permit to be removed (upon registration of transfer, reissuance, or otherwise), the above legend from any such certificate and shall place or cause to be placed such legend on any new certificate issued to represent Stockholder Shares. The Company shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Stockholder Shares upon written request from such holder to the Company at its principal office. The failure of the Company to cause the certificates evidencing the Stockholder Shares to bear the required legend and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

2.5 Application of Agreement to Additional Shares. The provisions of this Section 2 shall apply to all of the shares of voting capital stock of the Company held by any Stockholder, whether issued before, on, or after the Closing, and all securities issued as a replacement for the shares or with respect to the shares as a result of any stock splits, stock dividends, recapitalizations, combinations, or similar transactions. If the Company issues additional shares of Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that the purchaser of such shares become a party to this Agreement by executing and delivering a counterpart signature page agreeing to be bound by and subject to the terms of this Agreement as an Investor hereunder and each such person shall thereafter be deemed an Investor for all purposes hereunder.

2.6 Transfer of Stockholder Shares. This Agreement shall be binding upon the successors in interest to any of the Stockholder Shares. The Company shall not register the transfer of any Stockholder Shares or issue a new certificate representing any Stockholder Shares unless and until the transferee shall have executed a counterpart signature page to this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions of this Agreement. Any transfer of shares in contravention of the foregoing shall be void.

2.7 Covenants of the Company. The Company agrees to use all commercially reasonable efforts, within the requirement of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties to this Agreement enjoy the benefits of such rights. Such actions include, without limitation, the use of the Company’s reasonable efforts to assist in the nomination and election of the directors as provided above. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be performed under this Agreement by the Company, but shall at all times in good faith assist in the carrying out of all of the provisions of this Agreement to the extent permitted by applicable law

2.8 Observer Rights.

(a) As long as Adams Street Partners owns not less than 50% of the shares of the Series B-2 Preferred Stock it purchased under the Series B-2 Preferred Stock Purchase Agreement dated November 24, 2010 (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of Adams Street Partners to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.

(b) Until the earlier of the termination of this Agreement or November 24, 2015, as long as King Holdings (Vic) Pty Ltd and Clark/Kirk Holdings Pty Ltd, together (together referred to as (“Stateless Holders”), own not less than 80% of the shares of the Series B-2 Preferred Stock issued to them under the Asset Purchase Agreement dated November 24, 2010 (the “Asset Purchase Agreement”), or any amounts remain outstanding under that certain promissory note issued by the Company pursuant to the Asset Purchase Agreement, the Company shall invite one representative of the Stateless Holders to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.

(c) As long as J.P. Morgan Digital Growth Fund, L.P. (“JP Morgan”) owns not less than 50% of the shares of the Series BB-3 Preferred Stock it is purchasing under the Purchase Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), the Company shall invite a representative of JP Morgan to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence in accordance with Section 4.6 of the Investors’ Rights Agreement all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in a conflict of interest.

Section 3	DRAG-ALONG RIGHT.

3.1 Definitions. A “Sale of the Company” shall mean either: (a) a transaction or series of related transactions in which a person or entity, or a group of related persons and/or entities (other than a person or entity, or a group of related persons and/or entities that includes (i) Austin Ventures and (ii) Norwest Venture Partners), acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”) or (b) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Company’s Fourth Amended and Restated Certificate of Incorporation (unless the acquiring person is affiliated with (i) Austin Ventures and (ii) Norwest Venture Partners).

3.2 Actions to be Taken. In the event that (a) the holders of at least a majority of the then outstanding shares of Preferred Stock approve a Sale of the Company; provided, however, that if (i) the Sale of the Company would result in the holders of Series B-3 Preferred Stock receiving a per share amount less than the greater of (A) $6.139997 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) or (B) the Series B-3 Liquidation Amount (as such term is defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation), then such approval by the majority of the outstanding shares of Preferred Stock must also include the holders of a majority of the Series B-3 Preferred Stock then outstanding, and (ii) the Sale of the Company would result in the holders of Series BB-3 Preferred Stock receiving a per share amount less than the greater of (A) $6.139997 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) or (B) the Series BB-3 Liquidation Amount (as such term is defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation), then such approval by the majority of the outstanding shares of Preferred Stock must also include the holders of a majority of the Series BB-3 Preferred Stock then outstanding (the requisite holders listed in subsection (a) are collectively referred to herein as the “Selling Investors”), and (b) the Board approves a Sale of the Company, specifying that this Section 3 shall apply to such transaction, then each Stockholder hereby agrees:

(a) if such transaction requires stockholder approval, with respect to all Stockholder Shares that such Stockholder owns or over which such Stockholder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Stockholder Shares in favor of, and adopt, such Sale of the Company (together with any related amendment to the Company’s Second Amended and Restated Certificate of Incorporation required in order to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Stockholder as is being sold by the Selling Investors to the persons and/or entities to whom the Selling Investors propose to sell their shares of capital stock of the Company and, except as permitted in Section 3.3 below, on the same terms and conditions as the Selling Investors;

(c) to execute and deliver all related documentation and take such other action in support of such Sale of the Company as shall reasonably be requested by the Company or the Selling Investors in order to carry out the terms and provision of this Section 3, including, without limitation, executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents;

(d) not to deposit, and to cause their affiliates not to deposit, except as provided in this Agreement, any Stockholder Shares of the Company owned by such party or affiliate in a voting trust or subject any Stockholder Shares to any arrangement or agreement with respect to the voting of such Stockholder Shares, unless specifically requested to do so by the acquiror in connection with such Sale of the Company;

(e) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; and

(f) if the consideration to be paid in exchange for the Stockholder Shares pursuant to this Section 3 includes any securities and due receipt thereof by any Stockholder would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to “accredited investors” as defined in Regulation D promulgated under the Securities Act (“Accredited Investors”), the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Stockholder Shares which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Stockholder Shares.

3.3 Exceptions. Notwithstanding the foregoing, a Stockholder will not be required to comply with Section 3.2 above in connection with any proposed Sale of the Company (the “Proposed Sale”) unless:

(a) the liability for indemnification, if any, of such Stockholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Stockholders in connection with such Proposed Sale, is several and not joint with any other person or entity (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Stockholder in connection with such Proposed Sale; and

(b) upon the consummation of the Proposed Sale, (i) each holder of each class or series of the Company’s stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series, (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock, and (iv) unless the holders of (A) a majority of the Preferred Stock then outstanding, voting together as a single class, (B) a majority of the then outstanding shares of Series B-3 Preferred Stock, and (C) a majority of the then outstanding shares of Series BB-3 Preferred Stock, elect to receive a lesser amount by written notice given to the Company at least 30 days prior to the effective date of any such Proposed Sale (unless such holders of

Preferred Stock making the election or their Affiliates would, as a result of such election, receive consideration in addition to what they would be entitled to receive without such election), the aggregate consideration receivable by all holders of the Preferred Stock and Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Company’s certificate of incorporation in effect immediately prior to the Proposed Sale; provided, however, that, notwithstanding the foregoing, if the consideration to be paid in exchange for the Stockholder Shares, as applicable, pursuant to this Section 3.3(b) includes any securities and due receipt thereof by any Stockholder would require under applicable law (x) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (y) the provision to any Stockholder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to Accredited Investors, the Company may cause to be paid to any such Stockholder in lieu thereof, against surrender of the Stockholder Shares, as applicable, which would have otherwise been sold by such Stockholder, an amount in cash equal to the fair value (as determined in good faith by the Board) of the securities which such Stockholder would otherwise receive as of the date of the issuance of such securities in exchange for the Stockholder Shares, as applicable.

3.4 Restrictions on Sales of Control of the Company. No Stockholder shall be a party to any Stock Sale unless all holders of Preferred Stock are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in the Company’s certificate of incorporation in effect immediately prior to the Stock Sale (as if such transaction were a Deemed Liquidation Event), unless the holders of a majority of the shares of Preferred Stock then outstanding, voting together as a single class, elect otherwise by written notice given to the Company at least 30 days prior to the effective date of any such transaction or series of related transactions (unless such holders of Preferred Stock making the election or their Affiliates would, as a result of such election, receive consideration in addition to what they would be entitled to receive without such election); provided, however, that if the Stock Sale would result in the holders of Series B-3 Preferred Stock or Series BB-3 Preferred Stock receiving a per share amount less than the greater of (i) $6.139997 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) and (ii) the Series B-3 Liquidation Amount or Series BB-3 Liquidation Amount (in each case as such term is defined in the Corporation’s Fourth Amended and Restated Certificate of Incorporation), then any such election referred to in this Section 3.4 must also include the holders of (A) a majority of the outstanding shares of the Series B-3 Preferred Stock and (B) a majority of the outstanding shares of the Series BB-3 Preferred Stock.

Section 4	TAG-ALONG RIGHT

4.1 Intention to Sell. If any Primary Institutional Investor (a “Transferring Holder”) proposes to directly or indirectly sell Company shares representing more than a majority of the voting power held by it to a bona fide third party who is not an Affiliate of such Transferring Holder (other than when the rights provided in Section 3.1 are exercised), then such Transferring Holder shall give a notice (a “Tag-Along Notice”) to the Company and the Stateless Holders setting forth the terms and conditions of the proposed transfer, including the purchase price and number and type of shares to be sold. A “Primary Institutional Investor” means an Investor, together with its Affiliates, holding in excess of 25,000,000 shares of Series B-1 Preferred Stock and/or Series B-2 Preferred Stock on the date of this Agreement.

4.2 Acceptance Period. Each Stateless Holder has the right, exercisable upon written notice to the Company and the Transferring Holder within 20 days after notice provided to such Stateless Holder of the Tag-Along Notice, to participate in the proposed disposition (considered on an as converted basis) on the terms and conditions set forth in the Tag-Along Notice in accordance with the provisions of this Section 4. If an Stateless Holder desires to participate in the proposed disposition, it shall provide written notice specifying the number of shares such Stateless Holder desires to sell to the Company and the Transferring Holder within such 20-day period, which notice shall constitute an irrevocable commitment to sell such shares on the terms and subject to the conditions set forth in the Tag-Along Notice.

4.3 Co-Sale Shares. Any Stateless Holder electing to participate in the sale shall be entitled to sell, at the price and on the terms upon which the Transferring Holder will make the proposed transfer (including terms related to representations and warranties and indemnification obligations), a number of shares equal to the product of (i) the quotient determined by dividing (A) the number of shares (on an as converted basis) owned by such Stateless Holder by (B) the aggregate number of shares (on an as converted basis) owned by the Transferring Holder and all Stateless Holders and (ii) the number of shares proposed to be sold as set forth in the Tag-Along Notice.

4.4 Liability. The consummation of a disposition contemplated by a Tag-Along Notice will be subject to the sole discretion of the Transferring Holder, and such Transferring Holder will have no liability whatsoever to any Stateless Holder participating in such disposition other than to obtain for such Stateless Holder the same terms and conditions as those obtained by the Transferring Holder, as set forth in the Tag-Along Notice or any amendment thereof communicated in the manner provided for in this Section 4.

4.5 Share Certificates; Disposition Proceeds. Each Stateless Holder participating in the proposed disposition in accordance with the provisions of this Section 4 shall deliver to the Company, as agent for the Stateless Holder for delivery to the proposed purchaser, one or more certificates, properly endorsed for transfer or accompanied by stock transfer powers duly endorsed for transfer, with all stock transfer taxes paid and stamps affixed, which represent the number and type of shares that each Stateless Holder elects to sell pursuant to this Section 4. The Company then shall deliver such certificate or certificates to the purchaser on behalf of each Stateless Holder in consummation of the disposition pursuant to the terms and provisions specified in this Section 4 and, thereafter, the Company promptly shall remit to each Stateless Holder that portion of the proceeds of disposition to which that Stateless Holder is entitled by reason of its participation.

Section 5	GENERAL PROVISIONS.

5.1 Stockholder Representations. Each Stockholder represents and warrants that (a) such Stockholder owns its Stockholder Shares free and clear of liens and encumbrances and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement with respect to the Stockholder Shares; and (b) such Stockholder has full power and capacity to execute, deliver, and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Stockholder, enforceable in accordance with its terms.

5.2 Termination. This Agreement shall terminate and be of no further force or effect upon the earliest to occur of (a) a Qualified Public Offering (as defined in the Certificate of Incorporation); (b) the written agreement of (i) the Company, (ii) Investors holding (A) a majority of the Preferred Stock then outstanding, voting together as a single class, (B) a majority of the Series B-3 Preferred Stock then outstanding, and (C) a majority of the Series BB-3 Preferred Stock then outstanding, and (iii) Common Stockholders holding a majority of the shares of Common Stock then outstanding; provided, however, that (t) no termination of a provision of this Agreement that would uniquely and adversely affect the rights of a Stockholder shall be effective without the consent of such uniquely and adversely affected

Stockholder, (u) Section 2.8(a) cannot be terminated without the consent of Adams Street Capital, (v) Sections 2.8(b) and 4 cannot be terminated without the consent of King Holdings Trust C/- BDO (NSW-VIC) Pty Ltd., (w) Section 2.2(a)(i) cannot be terminated without the consent of Austin Ventures, (x) Section 2.2(a)(iii) cannot be terminated without the consent of Norwest Partners, (y) Section 2.2(a)(iv) cannot be terminated without the consent of Institutional Venture Partners, and (z) Section 2.8(c) cannot be terminated without the consent of JP Morgan; (c) the acquisition by a single purchaser not affiliated with the Company or any Stockholder of all of the issued and outstanding shares of Common Stock and Preferred Stock, or (d) the Company becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (except to the extent arising solely from the Company having listed debt securities).

5.3 Amendment; Waiver. This Agreement may be amended and the observance of or compliance with any provision of this Agreement by any party to this Agreement may be waived only by the written agreement of (a) the Company, (b) Common Stockholders holding a majority of the shares of Common Stock then outstanding, and (c) Investors holding (i) a majority of the Preferred Stock then outstanding, voting together as a single class, (ii) a majority of the Series B-3 Preferred Stock then outstanding, and (iii) a majority of the Series BB-3 Preferred Stock then outstanding; provided, however, that (t) no waiver, modification or amendment uniquely and adversely affecting the rights of a Stockholder shall be effective without the consent of such uniquely and adversely affected Stockholder, (u) Section 2.8(a) cannot be amended without the consent of Adams Street Capital, (v) Sections 2.8(b) and 4 cannot be amended without the consent of King Holdings Trust C/- BDO (NSW-VIC) Pty Ltd., (w) Section 2.2(a)(i) cannot be amended without the consent of Austin Ventures, (x) Section 2.2(a)(iii) cannot be amended without the consent of Norwest Partners, (y) Section 2.2(a)(iv) cannot be amended without the consent of Institutional Venture Partners, and (z) Section 2.8(c) cannot be amended without the consent of JP Morgan. Notwithstanding the foregoing, persons acquiring shares of Preferred Stock after the date of this Agreement may become parties to this Agreement as Investors by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph.

5.4 Successors and Assigns. Except as otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties to this Agreement.

5.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement except as expressly provided in this Agreement.

5.6 Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware, excluding that body of law relating to conflict of laws.

5.7 Counterparts. This Agreement may be executed in two or more counterparts (including, without limitation, facsimile counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

5.8 Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections and exhibits shall, unless otherwise provided, refer to sections of this Agreement and exhibits attached to this Agreement, all of which exhibits are incorporated in this Agreement by this reference.

5.9 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered personally or by facsimile transmission or by nationally recognized overnight delivery service or by first class certified or registered mail, return receipt requested, postage prepaid:

If to the Company, at WhaleShark Media, Inc., 301 Congress Ave., Suite 700, Austin, Texas 78701, Attention: G. Cotter Cunningham, Chief Executive Officer, or at such other address or addresses as may have been furnished by giving five days advance written notice to all other parties, with a copy (which shall not constitute notice) to DLA Piper LLP (US), 401 Congress Ave., Suite 2500, Austin, Texas 78701, Attention: Samer M. Zabaneh, Esq.

If to a Common Stockholder, at its address set forth on Exhibit A, or at such other address or addresses as may have been furnished to the Company by giving five days advance written notice.

If to an Investor, at its address set forth on Exhibit B, or at such other address or addresses as may have been furnished to the Company by giving five days advance written notice.

If to a Stateless Holder, at its address set forth on Exhibit B, or at such other address or addresses as may have been furnished to the Company by giving five days advance written notice, with a copy (which shall not constitute notice) to Perkins Coie LLP, 1120 N.W. Couch Street, Portland, Oregon 97209, Attn: Scott Joachim.

Notices provided in accordance with this Section 5.9 shall be deemed delivered upon personal delivery or three business days after deposit in the mail (or, for notices delivered to non-U.S. justifications, three business days after sent “overnight” by a reputable international currier).

5.10 Costs And Attorneys’ Fees. If any action, suit, or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated under this Agreement, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit, or other proceeding, including any and all appeals or petitions from any such action, suit, or other proceeding.

5.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

5.12 Entire Agreement. This Agreement, together with all exhibits and schedules to this Agreement, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties, or obligations between the parties with respect to the subject matter of this Agreement.

5.13 Further Assurances. From and after the date of this Agreement, upon the reasonable request of any Stockholder or the Company, the Company and the Stockholders shall execute and deliver such instruments, documents, or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

5.14 Adjustments for Stock Splits. Wherever in this Agreement there is a reference to a specific number of shares of any class or series of capital stock of the Company, or a price per share of such stock, then, upon the occurrence of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend. Such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 2.4.

5.15 Aggregation of Stock. All Stockholder Shares held or acquired by a Stockholder and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights of such Stockholder under this Agreement. For purposes of the foregoing, the shares held by any Stockholder that is (a) a partnership or corporation, shall be deemed to include shares held by affiliated partnerships or the partners, retired partners, and stockholders of such holder or affiliated partnership, or members of the Immediate Family (as defined below) of any such partners, retired partners, and stockholders, and any custodian or trustee for the benefit of any of the foregoing persons; or (b) an individual, shall be deemed to include shares held by any members of the stockholder’s Immediate Family. For purposes of this Agreement, “Immediate Family” shall include any spouse, father, mother, brother, sister, lineal descendant of spouse, or lineal descendant) or to any custodian or trustee for the benefit of any of the foregoing persons.

5.16 No Heightened Duties. Each party hereby acknowledges and agrees that no fiduciary duty, duty of care, duty of loyalty or other heightened duty shall be created or imposed upon any party to any other party, the Company or other stockholder of the Company, by reason of this Agreement and/or any right or obligation hereunder. None of the Stockholders and no officer, director, stockholder, partner, employee or agent of any Stockholder makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

5.17 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Stockholder or the Company, upon any breach or default of the Company or any Stockholder under this Agreement shall impair any such right, power, or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence in any such breach or default, or of or in any similar breach or default occurring after such breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after such breach or default. Any waiver, permit, consent, or approval of any kind or character on the part of any Stockholder or the Company of any breach or default under this Agreement or any waiver on the part of any Stockholder or the Company of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Stockholder or the Company, shall be cumulative and not alternative.

5.18 Grant of Proxy. To ensure the performance of each Stockholder with the agreements set forth in Section 2, each Stockholder hereby appoints the Secretary of the Company as his, her, or its true and lawful proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote all Stockholder Shares owned or held by such Stockholder, subject to the provisions of this Agreement, upon any matter presented to the stockholders of the Company, if (and only if) such Stockholder fails to comply with the provisions of Section 2. The proxies and powers granted by each Stockholder pursuant to the preceding sentence are coupled with an interest and are given to secure the performance of such Stockholder’s commitments under this Agreement. Such proxies shall be irrevocable for the term of this Agreement and shall survive the death, incompetency, disability, dissolution or winding up of such Stockholder.

Except as provided above, no Stockholder shall grant a proxy with respect to, transfer any voting control over, or create any right to vote any shares of capital stock of the Company without the prior written consent of the Company.

5.19 Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured Stockholder for the breach of this Agreement by any party to this Agreement, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each of the Company, the Common Stockholders, and the Investors waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

5.20 Spousal Consent. If any individual Stockholder is married on the date of this Agreement, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse, in substantially the form of attached hereto as Exhibit E, effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in any Stockholder Shares that do not otherwise exist by operation of law or the agreement of the parties. If any individual Stockholder should marry or remarry subsequent to the date of this Agreement, such Stockholder shall within 30 days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a consent of spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

WHALESHARK MEDIA, INC.

By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham
Chief Executive Officer and President

COMMON STOCKHOLDERS:

G. COTTER CUNNINGHAM

By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham

INVESTORS:

AUSTIN VENTURES IX, L.P.

By:	AV Partners IX, L.P.,
its general partner

By:	AV Partners IX, LLC,
its general partner

By:	/s/ Philip Siegel
Member

AUSTIN VENTURES X, L.P.

By:	AV Partners X, L.P.,
its general partner

By:	AV Partners X, LLC,
its general partner

By:	/s/ Philip Siegel
Member

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED VOTING AGREEMENT

G. COTTER CUNNINGHAM

/s/ G. Cotter Cunningham
G. Cotter Cunningham

PETER MORSE

Peter Morse

NORWEST VENTURE PARTNERS XI, LP

By:	Genesis VC Partners XI, LLC, General Partner

By	/s/ Jeffrey Crowe
Member

NORWEST VENTURE PARTNERS VII-A, LP

By:	Itasca VC Partners VII-A, LLC, General Partner

By	/s/ Kurt Betcher
Chief Financial Officer

NORWEST VENTURE PARTNERS VI-A, LP

By:	Itasca VC Partners VI-A, LLC, General Partner

By	/s/ Kurt Betcher
Chief Financial Officer

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED VOTING AGREEMENT

MICHAEL GLOZMAN

/s/ Michael Glozman
Michael Glozman

JUSTIN HALLORAN

Justin Halloran

ARBOR GREEN II, LP

/s/ Thomas P. Borders
Thomas P. Borders, Trustee

MTG PORTFOLIO, LTD.

By:	Midtown Group, Inc., its general partner

By:	/s/ Thomas P. Borders
Name:	Thomas P. Borders
Title:	President

MOOSE POND INVESTMENTS, LP

By:	/s/ Brian Sharples
Name:	Brian Sharples
Title:	Partner

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED VOTING AGREEMENT

ADAMS STREET 2010 DIRECT FUND, L.P.

By:	ASP 2010 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Robin Murray
Name:	Robin Murray
Title:	Partner

ADAMS STREET 2009 DIRECT FUND, L.P.

By:	ASP 2009 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Robin Murray
Name:	Robin Murray
Title:	Partner

ADAMS STREET 2008 DIRECT FUND, L.P.

By:	ASP 2008 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Robin Murray
Name:	Robin Murray
Title:	Partner

Address: c/o Adams Street Partners, LLC
One North Wacker Drive, Suite 2200
Chicago, IL 60606-2823
Attn:	Sejal Shah

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED VOTING AGREEMENT

GOOGLE VENTURES 2011, L.P.

By:	Google Ventures 2011 GP, L.L.C., its general partner

By:	/s/ William J. Maris
Name:	William J. Maris
Title:	Member

Address:	1600 Amphitheatre Parkway
Mountain View, CA 94043
Attn: Karim Faris

With a copy to:
Google Ventures 2011, L.P.
Attn: General Counsel, Google Ventures
Email: gv-notice@google.com

DUNCAN JENNINGS

Duncan Jennings

MAX JENNINGS

Max Jennings

RICHARD FOISTER

Richard Foister

ANTONIO ARGIOLAS

Antonio Argiolas

DANIEL BOWER

Daniel Bower

JOHN-PAUL JONES

John-Paul Jones

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED VOTING AGREEMENT

JP MORGAN DIGITAL GROWTH FUND L.P.

By:	J.P. Morgan Investment Management Inc.
Its:	Investment Advisor

By:	/s/ Robert J. Cousin
Name:	Robert J. Cousin
Its:	Managing Director

Address:	c/o JP Morgan Investment Management, Inc.
270 Park Avenue, 25th Floor
New York, New York 10017
Attn: Robert J. Cousin

522 FIFTH AVENUE FUND, L.P.

By:	J.P. Morgan Investment Management Inc.
Its:	Investment Advisor

By:	/s/ Robert J. Cousin
Name:	Robert J. Cousin
Its:	Managing Director

Address:	c/o JP Morgan Investment Management, Inc.
270 Park Avenue, 25th Floor
New York, New York 10017
Attn: Robert J. Cousin

INSTITUTIONAL VENTURE PARTNERS XIII, L.P.

By:	Institutional Venture Management XIII LLC
Its:	General Partner

By:	/s/ Jules Maltz
Managing Director

Address:	3000 Sand Hill Road
Building 2, Suite 250
Menlo Park, CA 94025

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED VOTING AGREEMENT

King Holdings (Vic) Pty Ltd ACN 147 435 970 in its capacity as trustee for the King Holdings Trust C/- BDO (NSW-VIC) Pty Ltd, in accordance with the Corporations Act 2001 by being signed by the following officer:

Signature of sole director and sole company secretary

Name of sole director and sole company secretary(print)

Clark/Kirk Holdings Pty Ltd ACN 147 455 767 in its capacity as trustee for the Clark/Kirk Holdings Trust C/- BDO (NSW-VIC) Pty Ltd, , in accordance with the Corporations Act 2001 by being signed by the following officer

Signature of sole director and sole company secretary

Name of sole director and sole company secretary(print)

SIGNATURE PAGE TO

THIRD AMENDED AND RESTATED VOTING AGREEMENT

EXHIBIT A

COMMON STOCKHOLDERS

G. Cotter Cunningham 301 Congress Ave., Suite 700 Austin, Texas 78701

EXHIBIT B

INVESTORS

Investors Name and Address

Austin Ventures IX, L.P.

300 West 6th Street, Suite 2300

Austin, Texas 78701-3902

Attn: C. Thomas Ball

Austin Ventures X, L.P.

300 West 6th Street, Suite 2300

Austin, Texas 78701-3902

Attn: C. Thomas Ball

With a copy to:

General Counsel

Austin Ventures

300 W. 6th St., Suite 2300

Austin, Texas 78701

G. Cotter Cunningham 301 Congress Ave., Suite 700 Austin, Texas 78701

Peter Morse Morse Partners 100 Front St, Suite 900 West Conshohocken, Pennsylvania 19428

Michael Glozman 206 Almur Lane Wynnewood, Pennsylvania 19096

Justin Halloran 4811 Palisade Drive Austin, Texas 78731

Arbor Green II, LP 300 W. 6th Street, Suite 2030 Austin, Texas 78701 Attn: Mr. Thomas P. Borders

Investors Name and Address

Norwest Venture Partners XI, LP

Norwest Venture Partners VII-A, LP

Norwest Venture Partners VI-A, LP

525 University Ave., Suite 800

Palo Alto, California 94301-1922

Attn: Kurt Betcher, CFO

With a copy to:

Norwest Venture Partners XI, LP

525 University Ave., Suite 800

Palo Alto, California 94301-1922

Attn: John M. Geschke, General Counsel

King Holdings (Vic) Pty Ltd ACN 147 435 970 Rialto Tower, Level 29 525 Collins Street Melbourne 3000, Australia Attn: Craig Finlayson
Clark/Kirk Holdings Pty Ltd ACN 147 455 767 Rialto Tower, Level 29 525 Collins Street Melbourne 3000, Australia Attn: Craig Finlayson
Adams Street 2008 Direct Fund, L.P. c/o Adams Street Partners, LLC One North Wacker Drive, Suite 2200 Chicago, Illinois 60606-2823 Attn: Sejal Shah
Adams Street 2009 Direct Fund, L.P. c/o Adams Street Partners, LLC One North Wacker Drive, Suite 2200 Chicago, Illinois 60606-2823 Attn: Sejal Shah
Adams Street 2010 Direct Fund, L.P. c/o Adams Street Partners, LLC One North Wacker Drive, Suite 2200 Chicago, Illinois 60606-2823 Attn: Sejal Shah
MTG Portfolio, Ltd. 1001 S. Capital of Texas Hwy, Bldg L Austin, Texas 78746
Moose Ponds Investments, L.P. 23 Hull Circle Drive Austin, Texas 78746

Investors Name and Address
Google Ventures 2011, L.P. 1600 Amphitheatre Parkway Mountain View, California 94043 Attn: Karim Faris With a copy to: Google Ventures 2011, L.P. Attn: General Counsel E-mail: gv-notice@google.com
Duncan Jennings 2, The Moat House, Church Lane Britford, Salisbury SP5 4DX United Kingdom
Max Jennings 19 Dagmar Terrace London N1 2BN
Richard Foister 44 Mount Drive Harrow, HA2 7RP United Kingdom
John-Paul Jones 101 Evelyn Road London E16 1UU United Kingdom
Antonio Argiolas 11 Cannon Court 5 Brewhouse Yard London EC1V 4JQ United Kingdom
Daniel Bower Flat 21, Canonbury Heights East 9 Henshall Street London N1 3GA United Kingdom
Institutional Venture Partners XIII, L.P. 3000 Sand Hill Road Building 2, Suite 250 Menlo Park, California 94025
J.P. Morgan Digital Growth Fund, L.P. c/o JP Morgan Investment Management, Inc. 270 Park Avenue, 25th Floor New York, New York 10017 Attn: Robert J. Cousin

Investors Name and Address
522 Fifth Avenue Fund, L.P. c/o JP Morgan Investment Management, Inc. 270 Park Avenue, 25th Floor New York, New York 10017 Attn: Robert J. Cousin

EXHIBIT C

FORM OF INDEMNIFICATION AGREEMENT

EXHIBIT D

ADOPTION AGREEMENT

This Adoption Agreement (this “Adoption Agreement”) is executed by the undersigned (the “Holder”) pursuant to the terms of that certain Third Amended and Restated Voting Agreement dated as of             , 2011 (the “Agreement”), by and among the Company and certain of its stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1. Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (including options, warrants or other rights thereto, the “Securities”), either as a transferee or as a party who has agreed to be bound by the terms of the Agreement in the following capacity with respect to such Securities (Check the correct box):

☐ as an “Investor”            ☐ as a “Common Stockholder”

2. Agreement. Holder hereby (a) agrees that the Securities, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement, (b) makes the representations and warranties to the other Parties to the Agreement that are set forth in Section 4.1 thereof, if applicable, and (c) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

3. Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

DATE:	HOLDER:

By:
Name:

Address:

Facsimile Number:

ACCEPTED AND AGREED:

WHALESHARK MEDIA, INC.

By:
Name:
Title:

EXHIBIT E

CONSENT OF SPOUSE

I,                                         , spouse of                                         , acknowledge that I have read the Third Amended and Restated Voting Agreement, dated as of             , 2011, to which this Consent is attached as Exhibit E (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the voting of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated: , 20 .
Name: